IDDS [LOGO OMITTED]

FOR IMMEDIATE RELEASE

       PIVOTAL PHASE II/III STUDY SHOWS DYLOJECT(TM) SIGNIFICANTLY REDUCES
                     MODERATE-TO-SEVERE POST-OPERATIVE PAIN

New York, NY, July 12, 2005 -- INTRAC, INC. (OTC BB: ITRD.OB) AND ITS WHOLLY-OWNED SUBSIDIARY INNOVATIVE DRUG DELIVERY SYSTEMS (IDDS) announced today that a pivotal European Phase II/III study of Dyloject(TM) (diclofenac sodium injection) met its primary endpoint of superior pain relief over 4 hours compared to placebo and therapeutic non-inferiority to Voltarol(R).

According to Dr Daniel Carr, chief executive officer and chief medical officer,
IDDS: "For years clinicians have pursued ways to boost pain relief and reduce the dose of morphine needed to control acute, moderate-to-severe pain. Diclofenac has proven safety and efficacy, but until now there has been no way to give it as a single intravenous dose to patients unable to swallow tablets after operations or trauma. Dyloject(TM) -- like IDDS's other products candidates - offers a simple, safe, cost-effective answer to complex analgesic questions."

In this study, termed DFC-001, patients with moderate-to-severe post-surgical pain given a single intravenous injection of Dyloject(TM) showed rapid, sustained, and statistically significantly greater pain relief compared to patients given placebo. Further analyses of the data are ongoing and will be submitted for presentation at an upcoming medical meeting.

A preliminary analysis of the data did not reveal any unexpected safety signals. There were no serious or significant adverse events and the most common side effects reported, regardless of treatment group, were phlebitis (6.5%), headache (4.5%), fatigue (2.6%) and haematuria (2.6%). The reported incidence of phlebitis in patients receiving Dyloject(TM) was half the rate that occurred with Voltarol(R). The rate of other side effects was comparable across treatment arms and consistent with established safety data worldwide for the active ingredient, diclofenac.

"These results continue to support the potential of Dyloject(TM) as a new non-opioid injectable analgesic to treat acute moderate-to-severe pain" said Douglas A. Hamilton, chief operating officer, IDDS. "This study is the pivotal component of our first European product submission and we look forward to filing the Marketing Authorization Application (MAA) later this year."


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ABOUT THE STUDY

A total of 155 post-surgical patients were randomized to receive either a single bolus intravenous injection of Dyloject(TM) 75 mg, a 30 minute intravenous infusion of Voltarol(R) 75 mg, or placebo in this single center, double blind, placebo- and comparator-controlled study. In this "blinded" study, patients received identical treatments the identity of which was not known by either the Investigator or the patient.

ABOUT DYLOJECT(TM)

Dyloject(TM) is an injectable non-steroidal anti-inflammatory drug (NSAID) that has analgesic, anti-inflammatory and antipyretic activity. Diclofenac, the same active ingredient in Dyloject(TM), Voltaren(R), Cataflam(R) and Voltarol(R), is a leading analgesic for the treatment of moderate-to-severe post-surgical pain and has a demonstrated history of efficacy and safety as an NSAID since its approval in 1981. Historically, diclofenac has been used to treat pain from inflammatory and degenerative forms of osteoarthritis, musculoskeletal conditions, acute attacks of gout, kidney stones, and after operations or trauma. Currently, the only injectable form of diclofenac in Europe and other parts of the world is Voltarol(R). However, Voltarol(R) requires a slow (30 minutes or longer) infusion of a solution that is freshly prepared for each patient and is not available in the United States. Dyloject(TM) is a new IDDS formulation utilizing the same active ingredient as Voltarol(R), but is given as a single, brief injection. Worldwide, no comparable formulation of diclofenac has been available previously.

ABOUT IDDS

IDDS is a specialty pharmaceutical company, applying innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market.

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

INVESTOR CONTACT:                               MEDIA CONTACT:
The Investor Relations Group                    The Investor Relations Group
Christie Mazurek / Ross D'Eredita               Janet Vasquez
(212) 825-3210                                  (212) 825-3210

IDDS
June Gregg
(212) 554-4550